Exhibit 10.10.1

Terrell (Shane) Hadlock

Via-Email

February 18, 2026

Dear Shane,

We are very pleased to offer you the position of President of Paycom Software, Inc. (“Paycom Software”), Paycom Payroll Holdings, LLC (“Holdings”) and Paycom Payroll, LLC (“Payroll” and, collectively with Paycom Software and Holdings, the “Company”). Other than the title change, the terms of your August 18, 2025 offer letter (“Offer Letter”) remain in effect.

All of us at the Company are excited about the prospect of you accepting the President role. If you have any questions about the new role, please call me immediately. To evidence your acceptance of this role, including the Offer Letter terms, please sign below and return this letter agreement to me.

Kind Regards,
PAYCOM SOFTWARE, INC.
/s/ Chad Richison
By: Chad Richison
Title: Chief Executive Officer
ACCEPTED AND AGREED:
/s/ Terrell (Shane) Hadlock
Terrell (Shane) Hadlock
February 18, 2026
Date